CEC ANNOUNCES 1Q18 RESULTS …PG 1

Exhibit 99.1

CAREER EDUCATION CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2018

      Operating income increased 110% in comparison to prior year quarter

Company generates $11.1 million of cash from operations

Schaumburg, Ill. (May 2, 2018) – Career Education Corporation (NASDAQ: CECO) today reported operating and financial results for the first quarter ended March 31, 2018.

FIRST QUARTER 2018 RESULTS

Total Company	•	Operating income of $20.5 million as compared to operating income of $9.8 million in the prior year quarter
	•	Ended the quarter with $187.6 million in cash, cash equivalents, restricted cash and available-for-sale short-term investments, an increase of $7.5 million from December 31, 2017

University Group and Corporate	•	Revenue of $147.7 million as compared to $148.3 million in the prior year quarter
	•	Operating income of $26.8 million as compared to $23.1 million in the prior year quarter
•

Operating expenses decreased $4.2 million for the first quarter as compared to the prior year quarter primarily driven by optimization of media spend offset with investments in student-serving processes and initiatives

	•	Adjusted operating income of $29.2 million as compared to $25.7 million in the prior year quarter (See GAAP to non-GAAP reconciliation attached to this press release for further details)

University Group Key Metrics	•	New student enrollments at CTU increased 4.6 percent versus the prior year quarter driving total enrollment growth of 2.8 percent
	•	As expected, new student enrollments at AIU decreased versus the prior year quarter due to the timing impact of the academic calendar redesign

Teach-Outs	•	Operating loss of $6.3 million as compared to $13.3 million in the prior year quarter, with the improvement primarily driven by substantial completion of the teach-outs
	•	Approximately 60 students remain as of March 31, 2018 within our teach-out campuses, who are expected to complete their programs of study by the end of 2018

“2018 has started with positive momentum in key operating metrics with first quarter adjusted operating income ahead of our expectations,” said Todd Nelson, President and Chief Executive Officer. “Accelerating strength of our cash generation and substantial completion of our teach-outs has enabled and encouraged us to focus on our growth enablers and sequentially increase our investments in technology and student-serving processes and initiatives. Overall student interest is strong and we remain committed to further improving retention and delivering quality academic outcomes while executing against our objectives of sustainable and responsible growth.”

CEC ANNOUNCES 1Q18 RESULTS …PG 2

REVENUE

For the quarter ended March 31, 2018, total revenue was $148.1 million, representing an 8.7 percent decrease from $162.1 million in comparison to the prior year quarter. The decrease was primarily driven by declining revenues within our teach-out campuses. As of March 31, 2018, there are six campuses remaining to complete their teach-outs during the remainder of 2018 as compared to 28 campuses as of March 31, 2017.

	For The Quarter Ended March 31,
Revenue ($ in thousands)	2018	2017	Increase (Decrease)
CTU	$94,607	$94,035	0.6%
AIU	53,121	54,253	-2.1%
Total University Group	147,728	148,288	-0.4%
Corporate and Other	—	—	NM
Subtotal	147,728	148,288	-0.4%
All Other Campuses (1)	337	13,821	-97.6%
Total	$148,065	$162,109	-8.7%

(1)

Campuses included in All Other Campuses are in the process of being taught out or have completed their teach-out as of March 31, 2018. Previously, these campuses were reported within two segments, the former Transitional Group and Culinary Arts segments.

CEC ANNOUNCES 1Q18 RESULTS …PG 3

TOTAL AND NEW STUDENT ENROLLMENTS

For the first quarter of 2018, total student enrollments for the University Group were 33,100 compared to 34,100 in the prior year quarter, representing a 2.9 percent decrease. The decrease in enrollments at AIU was primarily driven by the timing impact of the academic calendar redesign.

	As of March 31,
Total Student Enrollments	2018	2017	Increase (Decrease)
CTU	22,200	21,600	2.8%
AIU	10,900	12,500	-12.8%
Total University Group	33,100	34,100	-2.9%
All Other Campuses (1)	60	2,100	NM
Total	33,160	36,200	-8.4%

	For The Quarter Ended March 31,
New Student Enrollments	2018	2017	Increase (Decrease)
CTU	5,260	5,030	4.6%
AIU	2,390	4,930	-51.5%
Total University Group	7,650	9,960	-23.2%
(1)	All Other Campuses no longer enroll new students.

CEC ANNOUNCES 1Q18 RESULTS …PG 4

OPERATING INCOME (LOSS)

For the quarter ended March 31, 2018, the Company recorded operating income of $20.5 million compared to operating income of $9.8 million in the prior year quarter. The University Group and Corporate recorded operating income of $26.8 million for the first quarter of 2018, compared to operating income of $23.1 million in the prior year quarter.

Operating income reported for the current year improved by $10.7 million primarily driven by reduced operating expenses associated with the substantial completion of the teach-out of the All Other Campuses segment, as well as continued efficiencies of marketing and advertising costs within the University Group.

	For The Quarter Ended March 31,
Operating Income (Loss) ($ in thousands)	2018	2017	Increase (Decrease)
CTU	$27,185	$23,020	18.1%
AIU	4,136	4,656	-11.2%
Total University Group	31,321	27,676	13.2%
Corporate and Other	(4,542)	(4,549)	0.2%
Subtotal	26,779	23,127	15.8%
All Other Campuses	(6,250)	(13,346)	53.2%
Total	$20,529	$9,781	109.9%

CEC ANNOUNCES 1Q18 RESULTS …PG 5

ADJUSTED OPERATING INCOME (LOSS)

The Company believes it is useful to present non-GAAP financial measures, which exclude certain significant and non-cash items, as a means to understand the performance of its operations. (See tables below and the GAAP to non-GAAP reconciliation attached to this press release for further details.)

As shown in the table below, adjusted operating income for the University Group and Corporate was $29.2 million for the quarter ended March 31, 2018 compared to adjusted operating income of $25.7 million in the prior year quarter. Adjusted operating loss for All Other Campuses was $3.4 million for the quarter ended March 31, 2018 compared to an adjusted operating loss of $9.8 million in the prior year quarter.

	For The Quarter Ended March 31,
Adjusted Operating Income (Loss)	2018	2017
University Group and Corporate:
Operating income	$26,779	$23,127
Depreciation and amortization	2,467	2,531
Adjusted Operating Income -- University Group and Corporate	$29,246	$25,658

Increase (Decrease)	14.0%

All Other Campuses
Operating loss	$(6,250)	$(13,346)
Depreciation and amortization	115	1,379
Unused space charges (1)	(751)	2,157
Significant legal settlements	3,491	—
Adjusted Operating Loss -- All Other Campuses	$(3,395)	$(9,810)

Increase (Decrease)	65.4%

(1)

Unused space charges represent the net present value of remaining lease obligations for vacated space less an estimated amount for sublease income. As terminations or subleases for leased spaces occur, estimated amounts may be reversed or increased.

CEC ANNOUNCES 1Q18 RESULTS …PG 6

BALANCE SHEET AND CASH FLOW

Net cash provided by operating activities was $11.1 million for the quarter ended March 31, 2018 as compared to net cash used in operating activities of $39.1 million for the quarter ended March 31, 2017. The improvement in cash flow from operations was primarily driven by $32.0 million of legal settlement payments in the prior year quarter and reduced operating losses at our teach-out campuses in the current quarter.

	For The Quarter Ended March 31,
Selected Cash Flow Items	2018	2017	Increase (Decrease)
Net cash provided by (used in) operating activities	$11,096	$(39,053)	128.4%
Capital expenditures	$1,360	$735	85.0%

As of March 31, 2018 and December 31, 2017, cash, cash equivalents, restricted cash and available-for-sale short-term investments (“cash balances”) totaled $187.6 million and $180.1 million, respectively.

CEC ANNOUNCES 1Q18 RESULTS …PG 7

OUTLOOK

Consistent with the objective of sustainable and responsible growth, the Company is affirming its previously provided full year outlook for adjusted operating income and ending cash balances for 2018 and 2019. The Company currently expects the following results, subject to the key assumptions identified below (see the GAAP to non-GAAP reconciliation for adjusted operating income (loss) attached to this press release for further details):

Financial Outlook:

•	Full year 2018: total company adjusted operating income in the range of $99 million to $106 million and University Group and Corporate in the range of $110 million to $115 million.
•	Second quarter 2018: total company adjusted operating income in the range of $19.5 million to $21.5 million and University Group and Corporate in the range of $22.5 million to $24 million.
•	Year end 2018 cash, cash equivalents, restricted cash and short-term investments to be in the range of $220 million to $225 million.
•	Adjusted operating income for the total company to grow in 2019 as compared to 2018 and our ending cash balance for 2019 to increase as compared to 2018.

University Group Enrollment Outlook:

•	CTU
o	New student enrollments for the second quarter of 2018 are expected to increase as compared to the prior year quarter.

•	AIU:
o	We expect growth in new student enrollments in the second and third quarter. This growth is expected to approximately offset the decline in the first quarter of 2018.
o	We expect 2018 full year revenue growth at AIU.

Operating income (loss), which is the most directly comparable GAAP measure to adjusted operating income (loss), may not follow the same trends as discussed in the outlook above because of adjustments made for unused space charges that represent the present value of future remaining lease obligations for vacated space less an estimated amount for sublease income as well as depreciation, amortization, asset impairment charges and significant legal settlements. The operating income (loss) and adjusted operating income (loss), enrollment and cash outlook provided above for 2018 and 2019 are based on the following key assumptions and factors, among others: (i) prospective student interest in the Company’s programs continues to trend in line with recent experiences, (ii) initiatives and investments in student-serving processes and initiatives continue to positively impact enrollment trends within the University Group, (iii) achievement of anticipated recovery rates for the Company’s real estate obligations and timing of any associated lease termination payments in line with current expectations, (iv) no material changes in the current legal or regulatory environment, and excludes legal and regulatory liabilities and other related impacts which are not probable and estimable at this time, and any impact of new or proposed regulations, including the “borrower defense to repayment” and gainful employment regulations and any modifications thereto, and (v) no material changes in the estimated amount of compensation expense that could be impacted by changes in the Company’s stock price. Although these estimates and assumptions are based upon management’s good faith beliefs regarding current events and actions that may be undertaken in the future, actual results could differ materially from these estimates.

CEC ANNOUNCES 1Q18 RESULTS …PG 8

CONFERENCE CALL INFORMATION

Career Education Corporation will host a conference call on Wednesday, May 2, 2018 at 5:30 p.m. Eastern time to discuss its first quarter 2018 results. Interested parties can access the live webcast of the conference call and the related presentation materials at www.careered.com in the Investor Relations section of the website. Participants can also listen to the conference call by dialing 844-378-6484 (domestic) or 412-542-4179 (international). Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.careered.com in the Investor Relations section of the website.

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. The Company’s two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ learning platform. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of University Group campus locations and web links to these institutions can be found at www.careered.com.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “believe,” “will,” “expect,” “estimate,” “continue,” “on track,” “outlook,” “remain” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: declines in enrollment or interest in our programs; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the gainful employment, 90-10, financial responsibility and administrative capability standards prescribed by the U.S. Department of Education), as well as applicable accreditation standards and state regulatory requirements; the impact of recently issued “defense to repayment” regulations and any modifications thereto; rulemaking by the U.S. Department of Education or any state or accreditor and increased focus by Congress and governmental agencies on, or increased negative publicity about, for-profit education institutions; our ability to successfully defend litigation and other claims brought against us; the success of our initiatives to improve student experiences, retention and academic outcomes; the ability of our new student admissions and advising centers near Phoenix, Arizona, to achieve anticipated operating performance; negative trends in the real estate market which could impact the costs related to teaching out campuses and the success of our initiatives to reduce our real estate obligations; our ability to achieve anticipated cost savings and business efficiencies; increased competition; the impact of management changes; and changes in the overall U.S. economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent filings with the Securities and Exchange Commission.

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CEC ANNOUNCES 1Q18 RESULTS …PG 9

CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

Or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents, unrestricted	$24,198	$18,110
Restricted cash	789	789
Restricted short-term investments	4,570	5,070
Short-term investments	158,038	156,178
Total cash and cash equivalents, restricted cash and short-term investments	187,595	180,147

Student receivables, net	23,915	18,875
Receivables, other, net	1,335	1,163
Prepaid expenses	10,182	7,722
Inventories	1,013	1,112
Other current assets	833	1,319
Assets of discontinued operations	513	382
Total current assets	225,386	210,720

NON-CURRENT ASSETS:
Property and equipment, net	32,027	33,230
Goodwill	87,356	87,356
Intangible assets, net	7,900	7,900
Student receivables, net	2,784	2,548
Deferred income tax assets, net	94,380	98,084
Other assets	5,918	5,673
Assets of discontinued operations	1,585	1,585
TOTAL ASSETS	$457,336	$447,096

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,694	$8,515
Accrued expenses:
Payroll and related benefits	20,345	32,910
Advertising and production costs	13,069	9,245
Income taxes	1,730	2,185
Other	32,671	31,233
Deferred tuition revenue	30,278	22,897
Liabilities of discontinued operations	4,301	5,701
Total current liabilities	114,088	112,686

NON-CURRENT LIABILITIES:
Deferred rent obligations	14,522	15,277
Other liabilities	15,755	22,143
Liabilities of discontinued operations	-	785
Total non-current liabilities	30,277	38,205

STOCKHOLDERS' EQUITY:
Preferred stock	-	-
Common stock	850	843
Additional paid-in capital	623,378	621,008
Accumulated other comprehensive loss	(296)	(164)
Accumulated deficit	(90,625)	(108,127)
Cost of shares in treasury	(220,336)	(217,355)
Total stockholders' equity	312,971	296,205
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$457,336	$447,096

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME

(In thousands, except per share amounts and percentages)

	For The Quarter Ended March 31,
	2018	% of Total Revenue	2017	% of Total Revenue
REVENUE:
Tuition and fees	$147,510	99.6%	$161,377	99.5%
Other	555	0.4%	732	0.5%
Total revenue	148,065		162,109
OPERATING EXPENSES:
Educational services and facilities	26,946	18.2%	40,173	24.8%
General and administrative	98,008	66.2%	108,245	66.8%
Depreciation and amortization	2,582	1.7%	3,910	2.4%
Total operating expenses	127,536	86.1%	152,328	94.0%
Operating income	20,529	13.9%	9,781	6.0%
OTHER INCOME (EXPENSE):
Interest income	634	0.4%	390	0.2%
Interest expense	(109)	-0.1%	(113)	-0.1%
Miscellaneous income	328	0.2%	40	0.0%
Total other income	853	0.6%	317	0.2%
PRETAX INCOME	21,382	14.4%	10,098	6.2%
Provision for income taxes	3,498	2.4%	4,501	2.8%

INCOME FROM CONTINUING OPERATIONS	17,884	12.1%	5,597	3.5%
Loss from discontinued operations, net of tax	(382)	-0.3%	(420)	-0.3%
NET INCOME	17,502	11.8%	5,177	3.2%

OTHER COMPREHENSIVE (LOSS) INCOME, net of tax:
Foreign currency translation adjustments	86		41
Unrealized (loss) gain on investments	(218)		23
Total other comprehensive (loss) income	(132)		64
COMPREHENSIVE INCOME	$17,370		$5,241

NET INCOME (LOSS) PER SHARE - BASIC:
Income from continuing operations	$0.26		$0.08
Loss from discontinued operations	(0.01)		—
Net income per share	$0.25		$0.08

NET INCOME (LOSS) PER SHARE - DILUTED:
Income from continuing operations	$0.25		$0.08
Loss from discontinued operations	—		(0.01)
Net income per share	$0.25		$0.07
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	69,216		68,578
Diluted	71,119		70,319

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For The Quarter Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,502	$5,177
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	2,582	3,910
Bad debt expense	6,982	8,224
Compensation expense related to share-based awards	1,501	1,111
Deferred income taxes	3,704	3,792
Changes in operating assets and liabilities:	(21,175)	(61,267)
Net cash provided by (used in) operating activities	11,096	(39,053)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale investments	(50,799)	(39,992)
Sales of available-for-sale investments	49,257	44,316
Purchases of property and equipment	(1,360)	(735)
Net cash (used in) provided by investing activities	(2,902)	3,589

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	875	138
Payments of employee tax associated with stock compensation	(2,981)	(928)
Net cash used in financing activities	(2,106)	(790)

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS:	—	15

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,088	(36,239)
CASH AND CASH EQUIVALENTS, beginning of the period	18,899	50,882
CASH AND CASH EQUIVALENTS, end of the period	$24,987	$14,643

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED SELECTED SEGMENT INFORMATION

(In thousands, except percentages)

	For The Quarter Ended March 31,
	2018	2017
REVENUE:
CTU	$94,607	$94,035
AIU	53,121	54,253
Total University Group	147,728	148,288
Corporate and Other	—	—
Subtotal	147,728	148,288
All Other Campuses	337	13,821
Total	$148,065	$162,109

OPERATING INCOME (LOSS):
CTU	$27,185	$23,020
AIU	4,136	4,656
Total University Group	31,321	27,676
Corporate and Other	(4,542)	(4,549)
Subtotal	26,779	23,127
All Other Campuses	(6,250)	(13,346)
Total	$20,529	$9,781

OPERATING MARGIN (LOSS):
CTU	28.7%	24.5%
AIU	7.8%	8.6%
Total University Group	21.2%	18.7%
Corporate and Other	NM	NM
Subtotal	18.1%	15.6%
All Other Campuses	NM	NM
Total	13.9%	6.0%

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ITEMS (1)

(In thousands, unless otherwise noted)

	For The Quarter Ended March 31,
	ACTUAL
Adjusted Operating Income (Loss)	2018	2017
University Group and Corporate:
Operating income (2) (3)	$26,779	$23,127
Depreciation and amortization (3)	2,467	2,531
Adjusted Operating Income -- University Group and Corporate (5)	$29,246	$25,658

All Other Campuses:
Operating loss (2) (6)	$(6,250)	$(13,346)
Depreciation and amortization (6)	115	1,379
Unused space charges (4) (6)	(751)	2,157
Significant legal settlements (6)	3,491	—
Adjusted Operating Loss -- All Other Campuses (5)	$(3,395)	$(9,810)

	For the Second Quarter	For the Year Ending December 31,
	OUTLOOK	OUTLOOK
	2018	2018
Total Company
Operating income (2)	$14M - $16M	$81M - $88M
Depreciation and amortization	~2.5	~10
Unused space charges (4)	~3	~4.5
Significant legal settlements	—	3.5
Adjusted Operating Income	$19.5M - $21.5M	$99M - $106M

University Group and Corporate:
Operating income (2)	$20.0M - $21.5M	$100M - $105M
Depreciation and amortization	~2.5	~10M
Adjusted Operating Income	$22.5M - $24M	$110M - $115M

(1)

The Company believes it is useful to present non-GAAP financial measures which exclude certain significant and non-cash items as a means to understand the performance of its operations. As a general matter, the Company uses non-GAAP financial measures in conjunction with results presented in accordance with GAAP to help analyze the performance of its operations, assist with preparing the annual operating plan, and measure performance for some forms of compensation. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and to provide estimates of future performance.

The Company believes adjusted operating income (loss) allows it to analyze and assess its ongoing operations and compare current operating results with the operational performance of other companies in its industry because it does not give effect to potential differences caused by items it does not consider reflective of underlying operating performance, such as unused space charges and significant legal reserves. In evaluating adjusted operating income (loss), investors should be aware that in the future the Company may incur expenses similar to the adjustments presented above. The presentation of adjusted operating income (loss) should not be construed as an inference that the Company's future results will be unaffected by expenses that are unusual, non-routine or non-recurring. Adjusted operating income (loss) has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for net income (loss), operating income (loss), or any other performance measure derived in accordance and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of liquidity.

Non-GAAP financial measures, when viewed in a reconciliation to corresponding GAAP financial measures, provide an additional way of viewing the Company’s results of operations and the factors and trends affecting the Company’s business.  Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding financial results presented in accordance with GAAP.

(2)

Operating income for the University Group and Corporate and operating loss for All Other Campuses make up the components of operating income. A reconciliation of these components for the quarters ended March 31, 2018 and 2017 is presented below:

	For The Quarter Ended March 31,
	ACTUAL
	2018	2017
Operating income for University Group and Corporate	$26,779	$23,127
Operating loss for All Other Campuses	(6,250)	(13,346)
Operating income	$20,529	$9,781
(3)	Amounts relate to the University Group and Corporate.
(4)

Unused space charges represent the net present value of remaining lease obligations for vacated space less an estimated amount for sublease income. These charges relate to exiting leased space as the Company continues to right-size the organization and therefore are not considered representative of ongoing operations.

(5)

Management assesses results of operations for the University Group and Corporate separately from All Other Campuses. As All Other Campuses have been announced for teach-out or have been taught out, management views these operations as not reflective of the ongoing business. As a result, management views adjusted operating income from the University Group and Corporate separately from the remainder of the organization, to assess results and make decisions.

(6)	Amounts relate to All Other Campuses.